Exhibit 99.1

July 11, 2025

Dear InPoint Stockholder:

We are pleased to provide an update on InPoint Commercial Real Estate Income, Inc. (“InPoint” or the “Company”). As part of our ongoing commitment to deliver attractive current income, InPoint has declared a distribution of $0.1042 per share for stockholders of record as of June 30, 2025. This distribution, payable on or about July 17, 2025, represents an annualized yield of 7.81%1.

Economic Update

Economic conditions remain dynamic. The phrase “higher for longer” is even more applicable to interest rates today than it was at the end of 2024. The market lost some momentum following the April 2 “Liberation Day” tariff announcement, and the Federal Reserve appears to be in a wait-and- see posture as it evaluates the broader impact of the tariff scenario. Market volatility has become the new normal in 2025, presenting headwinds across certain areas of commercial real estate (CRE).

While Green Street’s Commercial Property Price Index reports that property values have risen more than 4% over the past twelve months, values remain down more than 17% from the 2022 peak2. However, overall CRE market conditions have shown signs of improvement. We do not anticipate significant decreases in overall valuations in the coming quarters, but we also do not expect market conditions to worsen in the near term. This stabilization of property values is expected to create a more predictable underwriting environment for lenders.

CRE transaction volume in the first quarter of 2025 was up approximately 12% compared to the first quarter of 2024, although the current levels are still 4% below the average for the last ten years3. Nonetheless, as market activity levels begin to recover, current borrowers looking to sell their properties may see enhanced disposition opportunities, and borrowers approaching loan maturity may benefit from greater pricing visibility to support refinancing efforts.

Portfolio Overview

As of March 31, 2025, InPoint’s portfolio consisted of 25 loans with an aggregate outstanding principal balance of approximately $563 million. Our portfolio is diversified across both property type and geographic region. Multifamily loans accounted for 67% of the portfolio, office loans comprised 20%, and industrial loans made up 6%. Regionally, 35% of the portfolio was located in the Southeast, another 35% in the Southwest, 13% in the West, and 10% in the Mid-Atlantic.

In addition to our loan investments, we held three real estate owned assets with a total fair market value of $44 million: two office properties in Dallas, TX, and one multifamily property in Portland, OR. On May 1, 2025, we also foreclosed on a multifamily property in Kansas City, MO, which had previously served as collateral for a $39.5 million senior mortgage loan. Our near-term focus is on enhancing the operating performance of these owned assets in preparation for sale when we determine market conditions are most favorable.

1 Based on the Class P net asset value of $16.00 per share as of May 31, 2025. See disclosures below.

2 Green Street Commercial Property Price Index, June 5, 2025

3 Green Street Debt Insights, June 16, 2025

Positioning for Strategic Opportunities

As we look to the future, we are positioning the InPoint portfolio in order to attempt to pursue a strategic transaction once capital market conditions become more favorable. Importantly, we are monitoring for signs of lower interest rates, improved access to both debt and equity capital, and a more meaningful increase in CRE transaction volume, among other factors. These factors are crucial in creating an environment where asset valuations are more stable and potential buyers or partners can underwrite risk with greater confidence. Our goal is to maximize stockholder value and potentially provide access to some liquidity.

At the asset level, we continue to work with borrowers to ensure they remain committed to their properties, often through additional escrowed capital for tenant improvements, leasing commissions, and interest rate protections. In parallel, we are taking a prudent and strategic approach to loan modifications and extensions, striking a balance between risk management and our long-term objective of stable income.

We remain committed to transparency and disciplined portfolio management. If you have any questions about this update or your investment in InPoint, please contact your financial professional or Inland Investor Services at 866-MY-INLAND (866-694-6526).

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Denise Kramer, CFA

Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements and Distributions

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to risks related to blind pool offerings, best efforts offerings, use of short-term financing, borrower defaults, changing interest rates, and other risks detailed in the Risk Factors section in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2025, and subsequent quarterly reports on Form 10-Q and made available on our website. Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

InPoint cannot guarantee that it will make distributions. The distributions received by holders of Class D, Class S and Class T common stock will be less than the gross distribution amounts received by holders of Class I and Class P shares of common stock because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes, respectively, and the annualized rate for these classes will be lower than for the other classes accordingly. Please see our website for the annualized distribution rate for each class of our common stock.

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